Exhibit 99.1

GUILD HOLDINGS COMPANY REPORTS FOURTH QUARTER AND
FULL YEAR 2023 RESULTS

•Originations of $15.0 Billion in 2023, Including $3.5 Billion in Fourth Quarter
•Net Revenue of $0.7 Billion in 2023, Including $57.2 Million in Fourth Quarter
•Net Loss of $39.1 Million in 2023, Including $93.1 Million in Fourth Quarter
•Adjusted Net Income of $48.0 Million in 2023, Including $12.5 Million in Fourth Quarter
•Return on Equity of (3.2%) and Adjusted Return on Equity of 3.9% in 2023
•Gain on Sale Margin on Originations of 330 bps in the Fourth Quarter
•93% of Originations were Purchase Originations in the Fourth Quarter
•Expanded Market Share Subsequent to Quarter-End with Acquisition
•Extended Share Repurchase Program

SAN DIEGO, California – March 12, 2024 – Guild Holdings Company (NYSE: GHLD) (“Guild” or the “Company”), a growth-oriented mortgage company that employs a relationship-based loan sourcing strategy to execute on its mission of delivering the promise of homeownership, today announced results for the fourth quarter and full year ended December 31, 2023.

“We have continued to leverage the strength of our platform to grow market share as we execute on our strategy that is focused on the purchase market,” stated Terry Schmidt, Guild Holdings Chief Executive Officer. “We are proud to be a lender of choice in the communities across the country that we serve by providing creative solutions for homebuyers seeking to finance their homes in this higher rate environment. As we look forward, we are encouraged by the market stabilization that is emerging, but anticipate a more muted environment in the near term, particularly in the seasonally slower first quarter.”

Ms. Schmidt continued, “By being disciplined and focusing on maintaining a robust capital position, we have effectively pursued complementary and compelling acquisitions and team additions to position us for growth when the cycle turns. We are pleased with our most acquisition of Academy Mortgage, which lifts Guild to become the 8th largest non-bank retail mortgage lender and represents a 25% increase to origination volume based on results from both organizations through the third quarter of 2023, according to data from Inside Mortgage Finance Publications. This acquisition marks the fifth transaction over past year and a half, adding new geographies, loan officers and products that will continue to distinguish Guild in the marketplace and allow us to create meaningful value for our shareholders over time.”

Fourth Quarter 2023 Highlights	Total in-house originations of $3.5 billion compared to $4.3 billion in the prior quarter
Originated 93% of closed loan origination volume from purchase business, compared to the Mortgage Bankers Association industry estimate of 81%
Net revenue of $57.2 million compared to $257.3 million in the prior quarter
Net loss of $93.1 million compared to net income of $54.2 million in the prior quarter
Servicing portfolio unpaid principal balance of $85.0 billion as of December 31, 2023, up 2% compared to $83.7 billion as of September 30, 2023
Adjusted net income and adjusted EBITDA totaled $12.5 million and $13.2 million, respectively, compared to $29.0 million and $43.9 million, respectively, in the prior quarter
Return on equity of (30.2%) and adjusted return on equity of 4.1%, compared to 17.2% and 9.2%, respectively, in the prior quarter

Full Year 2023 Highlights	Total in-house originations of $15.0 billion compared to $19.1 billion in the prior year
Originated 93% of closed loan origination volume from purchase business, compared to the Mortgage Bankers Association estimate of 81%
Net revenue of $0.7 billion compared to $1.2 billion in the prior year
Net loss of $39.1 million compared to net income of $328.6 million in the prior year
Servicing portfolio unpaid principal balance grew 8% to $85.0 billion as of December 31, 2023 compared to $78.9 billion as of December 31, 2022
Adjusted net income and adjusted EBITDA totaled $48.0 million and $74.8 million, respectively, compared to $70.0 million and $103.5 million, respectively, in the prior year
Return on equity of (3.2%) and adjusted return on equity of 3.9%, compared to 30.3% and 6.4%, respectively, in the prior year

Fourth Quarter and Full Year Summary
Please refer to “Key Performance Indicators” and “GAAP to Non-GAAP Reconciliations” elsewhere in this release for a description of the key performance indicators and definitions of the non-GAAP measures and reconciliations to the nearest comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

($ amounts in millions, except per share amounts)	4Q’23	3Q’23	%∆	FY23	FY22	%∆
Total in-house originations	$3,535.3	$4,263.8	(17)%	$14,959.1	$19,123.2	(22)%
Gain on sale margin on originations (bps)	330	377	(12)%	340	368	(8)%
Gain on sale margin on pull-through adjusted locked volume (bps)	347	389	(11)%	329	347	(5)%
UPB of servicing portfolio (period end)	$85,033.9	$83,705.7	2%	$85,033.9	$78,893.0	8%
Net revenue	$57.2	$257.3	(78)%	$655.2	$1,164.8	(44)%
Total expenses	$176.5	$183.7	(4)%	$701.3	$744.8	(6)%
Net (loss) income	($93.1)	$54.2	(272)%	($39.1)	$328.6	(112)%
Return on equity	(30.2)%	17.2%	(276)%	(3.2%)	30.3%	(111)%
Adjusted net income	$12.5	$29.0	(57)%	$48.0	$70.0	(31)%
Adjusted EBITDA	$13.2	$43.9	(70)%	$74.8	$103.5	(28)%
Adjusted return on equity	4.1%	9.2%	(56)%	3.9%	6.4%	(39)%
(Loss) earnings per share	($1.52)	$0.89	(271)%	($0.64)	$5.39	(112)%
Diluted (loss) earnings per share	($1.52)	$0.88	(274)%	($0.64)	$5.35	(112)%
Adjusted earnings per share	$0.21	$0.48	(57)%	$0.79	$1.15	(31)%
Adjusted diluted earnings per share	$0.20	$0.47	(57)%	$0.78	$1.14	(32)%
Origination Segment Results
Origination segment net loss was $26.8 million in the fourth quarter compared to net income of $7.2 million in the prior quarter primarily driven by lower origination volumes due to low housing supply and purchase seasonality, coupled with prolonged higher interest rates. Gain on sale margins on originations declined 47 bps quarter-over-quarter to 330 bps. Gain on sale margins on pull-through adjusted locked volume decreased 42 bps quarter-over-quarter to 347 bps and total pull-through adjusted locked volume was $3.3 billion compared to $4.1 billion in the prior quarter.

($ amounts in millions)	4Q’23	3Q’23	%∆	FY23	FY22	%∆
Total in-house originations	$3,535.3	$4,263.8	(17)%	$14,959.1	$19,123.2	(22)%
In-house originations # (000’s)	11	13	(15)%	46	59	(22)%
Net revenue	$119.2	$163.3	(27)%	$516.4	$717.9	(28)%
Total expenses	$146.0	$156.1	(6)%	$590.0	$653.9	(10)%
Net (loss) income allocated to origination	($26.8)	$7.2	(472)%	($73.7)	$64.0	(215)%

Servicing Segment Results
Servicing segment net loss was $72.1 million in the fourth quarter compared to net income of $84.0 million in the prior quarter. The Company retained mortgage servicing rights (“MSRs”) for 77% of total loans sold in the fourth quarter of 2023.

In the fourth quarter of 2023, valuation adjustments with respect to the Company’s MSRs totaled a loss of $134.7 million, compared to a gain of $22.1 million in the prior quarter. Guild’s purchase recapture rate was 25% in the fourth quarter of 2023, which aligns with the Company’s focus on customer service and its synergistic business model.

($ amounts in millions)	4Q’23	3Q’23	%∆	FY23	FY22	%∆
UPB of servicing portfolio (period end)	$85,033.9	$83,705.7	2%	$85,033.9	$78,893.0	8%
# Loans serviced (000’s) (period end)	345	340	1%	345	324	6%
Loan servicing and other fees	$63.9	$61.9	3%	$246.1	$223.4	10%
Valuation adjustment of MSRs	($134.7)	$22.1	(710)%	($139.6)	$217.6	(164)%
Net revenue	($59.2)	$96.6	(161)%	$149.3	$453.4	(67)%
Total expenses	$12.9	$12.6	3%	$49.0	$44.4	10%
Net (loss) income allocated to servicing	($72.1)	$84.0	(186)%	$100.4	$409.0	(75)%
Share Repurchase Program
During the three months ended December 31, 2023, the Company repurchased and subsequently retired 97,557 shares of Guild's Class A common stock at an average purchase price of $11.69 per share. As of December 31, 2023, $11.2 million remains available for repurchase under the Company’s share repurchase program. On March 7, 2024, the Company’s Board of Directors extended the share repurchase program to May 5, 2025.

Balance Sheet and Liquidity Highlights
The Company’s cash and cash equivalents position was $120.3 million as of December 31, 2023. The Company’s unutilized loan funding capacity was $1.0 billion, while the unutilized MSR lines of credit was $336.2 million, based on total committed amounts and borrowing base limitations. The Company’s leverage ratio was 1.3x, defined as total secured debt including funding divided by tangible stockholders’ equity.

(in millions)	December 31, 2023	December 31, 2022
Cash and cash equivalents	$120.3	$137.9
Mortgage servicing rights, net	$1,161.4	$1,139.5
Warehouse lines of credit	$833.8	$713.2
Notes payable	$148.8	$126.3
Total stockholders’ equity	$1,183.5	$1,249.3

Tangible net book value per share(1)	$15.90	$17.06
_________________
(1)See “GAAP to Non-GAAP Reconciliation” for a description of this non-GAAP measure and reconciliation to the nearest comparable financial measures calculated and presented in accordance with GAAP.

Webcast and Conference Call
The Company will host a webcast and conference call on Tuesday, March 12, 2024 at 5 p.m. Eastern Time to discuss the Company’s results for the fourth quarter and full year ended December 31, 2023.

The conference call will be available on the Company's website at https://ir.guildmortgage.com/. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time to register. The conference call can also be accessed by the following dial-in information:

•1-877-407-0789 (Domestic)
•1-201-689-8562 (International)

A replay of the call will be available on the Company's website at https://ir.guildmortgage.com/ approximately two hours after the live call through March 26, 2024. The replay is also available by dialing 1-844-512-2921 (United States) or 1-412-317-6671 (international). The replay pin number is 13743252.
About Guild Holdings Company
Founded in 1960 when the modern U.S. mortgage industry was just forming, Guild Holdings Company is a nationally recognized independent mortgage lender providing residential mortgage products and local in-house origination and servicing. Guild’s collaborative culture and commitment to diversity and inclusion enable it to deliver a personalized experience for each customer. With more than 4,200 employees and over 350 retail branches as of December 31, 2023, Guild has relationships with credit unions, community banks, and other financial institutions and services loans in 49 states and the District of Columbia. Guild’s highly trained loan professionals are experienced in government-sponsored programs such as FHA, VA, USDA, down payment assistance programs and other specialized loan programs. Its shares of Class A common stock trade on the New York Stock Exchange under the symbol GHLD.

Contacts
Investors: investors@guildmortgage.net 858-956-5130 Media: Melissa Rue Nuffer, Smith, Tucker mkr@nstpr.com 619-296-0605 Ext. 247

Forward-Looking Statements
This press release and a related presentation by management of Guild Holdings Company (the “Company”) contains forward-looking statements, including statements about the Company’s growth strategies, the Company’s future revenue, operating performance or capital position, ongoing pursuit of M&A opportunities, expectations for benefits from recent acquisitions, such as increased market share and origination volume, expectations regarding home sales and mortgage activity, the impact of future interest rate environments and any other statements that are not historical facts. These forward-looking statements reflect our current expectations and judgments about future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature.

Important factors that could cause our actual results to differ materially from those expressed in or implied by forward-looking statements include, but are not limited to, the following: any disruptions in the secondary home loan market and their effects on our ability to sell the loans that we originate; any changes in macroeconomic and U.S. residential real estate market conditions; any changes in certain U.S. government-sponsored entities and government agencies, and any organizational or pricing changes in these entities, their guidelines or their current roles; any changes in prevailing interest rates or U.S. monetary policies; the effects of any termination of our servicing rights; we depend on our loan funding facilities to fund mortgage loans and otherwise operate our business; the effects of our existing and future indebtedness on our liquidity and our ability to operate our business; any disruption in the technology that supports our origination and servicing platform; our failure to identify, develop and integrate acquisitions of other companies or technologies; pressure from existing and new competitors; any failure to maintain or grow our historical referral relationships with our referral partners; any delays in recovering service advances; any failure to adapt to and implement technological changes; any cybersecurity breaches or other vulnerability involving our computer systems or those of certain of our third-party service providers; our inability to secure additional capital, if needed, to operate and grow our business; the impact of operational risks, including employee or consumer fraud, the obligation to repurchase sold loans in the event of a documentation error, and data processing system failures and errors; any repurchase or indemnification obligations caused by the failure of the loans that we originate to meet certain criteria or characteristics; the seasonality of the mortgage origination industry; any non-compliance with the complex laws and regulations governing our mortgage loan origination and servicing activities; material changes to the laws, regulations or practices applicable to reverse mortgage programs; our control by, and any conflicts of interest with, McCarthy Capital Mortgage Investors, LLC; our dependence, as a holding company, upon distributions from Guild Mortgage Company LLC to meet our obligations; and the other risks, uncertainties and factors set forth under Item IA. – Risk Factors and all other disclosures appearing in Guild’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 as well as other documents Guild files from time to time with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as otherwise required by law, we undertake no obligation to update any forward-looking statement made in this press release or any related presentation by Company management.

Non-GAAP Financial Measures
To supplement our financial statements presented in accordance with GAAP and to provide investors with additional information regarding our GAAP financial results, we disclose certain financial measures for our consolidated and operating segment results on both a GAAP and a non-GAAP (adjusted) basis. The non-GAAP financial measures disclosed should be viewed in addition to, and not as an alternative to, results prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

Adjusted Net Income. Net income (loss) is the most directly comparable financial measure calculated and presented in accordance with GAAP for Adjusted Net Income, a non-GAAP measure. We define Adjusted Net Income as earnings or loss attributable to Guild excluding (i) the change in the fair value measurements related to our MSRs due to changes in model inputs and assumptions, (ii) change in the fair value of contingent liabilities related to completed acquisitions, net of change in fair value of notes receivable related to acquisitions, (iii) amortization of acquired intangible assets and (iv) stock-based compensation. We exclude these items because we believe they are non-cash expenses that are not reflective of our core operations or indicative of our ongoing operations. Adjusted Net Income is also adjusted by applying an estimated effective tax rate to these adjustments. In addition, we exclude the change in the fair value of MSRs due to changes in model inputs and assumptions from Adjusted Net Income and Adjusted EBITDA below because we believe this non-cash, non-realized adjustment to net revenues is not indicative of our operating performance or results of operations but rather reflects changes in model inputs and assumptions (e.g., prepayment speed, discount rate and cost to service assumptions) that impact the carrying value of our MSRs from period to period.

Adjusted Earnings Per Share—Basic and Diluted. Earnings per share is the most directly comparable financial measure calculated and presented in accordance with GAAP for Adjusted Earnings per share, a non-GAAP measure. We define Adjusted Earnings Per Share as our Adjusted Net Income divided by the basic and diluted weighted average shares outstanding of our Class A and Class B common stock. Diluted weighted average shares outstanding is adjusted include potential shares of Class A common stock related to unvested RSUs that were excluded from the calculation of GAAP diluted loss per share because they were anti-dilutive due to the net loss, when applicable.

Adjusted EBITDA. Net income (loss) is the most directly comparable financial measure calculated and presented in accordance with GAAP for Adjusted EBITDA, a non-GAAP measure. We define Adjusted EBITDA as earnings before (i) interest expense on non-funding debt (without adjustment for net warehouse interest related to loan fundings and payoff interest related to loan prepayments), (ii) taxes, (iii) depreciation and amortization and (iv) net income attributable to the non-controlling interests and excluding (v) any change in the fair value measurements of our MSRs due to valuation assumptions, (vi) change in the fair value of contingent liabilities related to completed acquisitions, net of change in fair value of notes receivable related to acquisitions and (vii) stock-based compensation. We exclude these items because we believe they are not reflective of our core operations or indicative of our ongoing operations.

Adjusted Return on Equity. Return on equity is the most directly comparable financial measure calculated and presented in accordance with GAAP for Adjusted Return on Equity, a non-GAAP measure. We define Adjusted Return on Equity as annualized Adjusted Net Income as a percentage of average beginning and ending stockholders’ equity during the period.
Tangible Net Book Value Per Share. Book value per share is the most directly comparable financial measure calculated and presented in accordance with GAAP for Tangible Net Book Value Per Share. We define Tangible Net Book Value Per Share as total stockholders’ equity attributable to Guild, less intangible assets, net and goodwill divided by the total shares of our Class A and Class B common stock outstanding. The most directly comparable GAAP financial measure for Tangible Net Book Value Per Share is book value per share.
We use these non-GAAP financial measures (other than Tangible Net Book Value Per Share) to evaluate our operating performance, to establish budgets and to develop operational goals for managing our business. These non-GAAP financial measures are designed to evaluate operating results exclusive of fair value and other adjustments that are not indicative of our business’s operating performance. Accordingly, we believe that these financial measures provide useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects. In addition, management uses the non-GAAP financial measure of Tangible Net Book Value Per Share to evaluate the adequacy of our stockholders’ equity and assess our capital position and believes tangible net book value provides useful information to investors in assessing the strength of our financial position.

For more information on these non-GAAP financial measures, please see the “GAAP to Non-GAAP Reconciliations” included at the end of this release.

Consolidated Balance Sheets
(unaudited)

(in thousands, except share and per share amounts)	December 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$120,260	$137,891
Restricted cash	7,121	8,863
Mortgage loans held for sale	901,227	845,775
Reverse mortgage loans held for investment	315,912	—
Ginnie Mae loans subject to repurchase right	699,622	650,179
Accounts and notes receivable, net	85,356	58,304
Derivative assets	15,595	3,120
Mortgage servicing rights, net	1,161,357	1,139,539
Intangible assets, net	25,125	33,075
Goodwill	186,181	176,769
Other assets	158,964	186,076
Total assets	$3,676,720	$3,239,591
Liabilities and stockholders’ equity
Warehouse lines of credit, net	$833,781	$713,151
Home Equity Conversion Mortgage-Backed Securities (“HMBS”) related borrowings	302,183	—
Notes payable	148,766	126,250
Ginnie Mae loans subject to repurchase right	700,120	650,179
Accounts payable and accrued expenses	32,638	34,095
Accrued compensation and benefits	30,794	29,597
Investor reserves	19,973	16,094
Contingent liabilities due to acquisitions	8,720	526
Derivative liabilities	16,245	5,173
Operating lease liabilities	75,832	85,977
Note due to related party	—	530
Deferred compensation plan	99,154	95,769
Deferred tax liabilities	225,021	232,963
Total liabilities	2,493,227	1,990,304
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued and outstanding	—	—
Class A common stock, $0.01 par value; 250,000,000 shares authorized; 20,786,814 and 20,583,130 shares issued and outstanding at December 31, 2023 and 2022, respectively	208	206
Class B common stock, $0.01 par value; 100,000,000 shares authorized; 40,333,019 shares issued and outstanding at December 31, 2023 and 2022	403	403
Additional paid-in capital	47,158	42,727
Retained earnings	1,135,387	1,205,885
Non-controlling interests	337	66
Total stockholders' equity	1,183,493	1,249,287
Total liabilities and stockholders’ equity	$3,676,720	$3,239,591

Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Year Ended December 31,
(in thousands, except per share amounts)	Dec 31, 2023	Sep 30, 2023	2023	2022
Revenue
Loan origination fees and gain on sale of loans, net	$113,601	$158,126	$501,303	$703,674
Gain on reverse mortgage loans held for investment and HMBS-related borrowings, net	3,172	2,755	8,233	—
Loan servicing and other fees	63,905	61,941	246,144	223,403
Valuation adjustment of mortgage servicing rights	(134,656)	22,077	(139,560)	217,551
Interest income	28,227	31,348	104,404	68,144
Interest expense	(17,379)	(19,394)	(66,364)	(49,240)
Other income, net	364	404	1,027	1,289
Net revenue	57,234	257,257	655,187	1,164,821
Expenses
Salaries, incentive compensation and benefits	131,201	142,637	529,861	619,185
General and administrative	23,073	18,809	83,213	38,085
Occupancy, equipment and communication	18,108	18,536	72,476	71,707
Depreciation and amortization	3,517	3,664	14,580	15,525
Provision for foreclosure losses	634	84	1,188	300
Total expenses	176,533	183,730	701,318	744,802
(Loss) income before income tax (benefit) expense	(119,299)	73,527	(46,131)	420,019
Income tax (benefit) expense	(26,178)	19,284	(6,994)	91,389
Net (loss) income	(93,121)	54,243	(39,137)	328,630
Net (loss) income attributable to non-controlling interests	(117)	(6)	(128)	32
Net (loss) income attributable to Guild	$(93,004)	$54,249	$(39,009)	$328,598

(Loss) earnings per share attributable to Class A and Class B Common Stock:
Basic	$(1.52)	$0.89	$(0.64)	$5.39
Diluted	$(1.52)	$0.88	$(0.64)	$5.35
Weighted average shares outstanding of Class A and Class B Common Stock:
Basic	61,049	$60,956	60,967	$60,981
Diluted	61,049	$61,913	60,967	$61,379

Key Performance Indicators

Management reviews several key performance indicators to evaluate our business results, measure our performance and identify trends to inform our business decisions. Summary data for these key performance indicators is listed below.

	Three Months Ended		Year Ended December 31,
($ and units in thousands)	Dec 31, 2023	Sep 30, 2023	2023	2022
Origination Data
$ Total in-house origination(1)	$3,535,301	$4,263,841	$14,959,070	$19,123,199
# Total in-house origination	11	13	46	59
$ Retail forward in-house origination	$3,390,870	$4,087,820	$14,162,819	$18,314,160
# Retail forward in-house origination	10	13	43	56
$ Retail reverse in-house origination	$21,949	$19,984	$49,791	$—
# Retail reverse in-house origination	—	—	—	—
$ Retail brokered origination(2)	$87,456	$74,517	$267,917	$196,714
$ Wholesale reverse origination	$1,290	$8,948	$36,841	$—
Total originations	$3,624,047	$4,347,306	$15,263,828	$19,319,913
Gain on sale margin (bps)(3)	330	377	340	368
Pull-through adjusted locked volume(4)	$3,275,367	$4,067,137	$15,223,182	$20,272,208
Gain on sale margin on pull-through adjusted locked volume (bps)(5)	347	389	329	347
Purchase recapture rate(6)	25%	25%	28%	34%
Refinance recapture rate(7)	19%	22%	25%	43%
Purchase origination %	93%	94%	93%	81%
Servicing Data
UPB (period end)(8)	$85,033,899	$83,705,731	$85,033,899	$78,892,987
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(1)Includes retail forward, correspondent and retail reverse and excludes wholesale reverse and brokered loans.
(2)Brokered loans are defined as loans we originate in the retail channel that are processed by us but underwritten and closed by another lender. These loans are typically for products we choose not to offer in-house.
(3)Represents loan origination fees and gain on sale of loans, net plus gain on reverse mortgage loans held for investment and HMBS-related borrowings, net divided by total originations, excluding brokered loans, to derive basis points.
(4)Pull-through adjusted locked volume is equal to total locked volume, which excludes reverse loans, multiplied by pull-through rates of 86.5%, 84.3% and 93.4% as of December 31, 2023, September 30, 2023, and December 31, 2022, respectively. We estimate the pull-through rate based on changes in pricing and actual borrower behavior using a historical analysis of loan closing data and “fallout” data with respect to the number of commitments that have historically remained unexercised.
(5)Represents loan origination fees and gain on sale of loans, net divided by pull-through adjusted locked volume.
(6)Purchase recapture rate is calculated as the ratio of (i) UPB of our clients that originated a new mortgage with us for the purchase of a home in a given period, to (ii) total UPB of our clients that paid off their existing mortgage as a result of selling their home in a given period.
(7)Refinance recapture rate is calculated as the ratio of (i) UPB of our clients that originated a new mortgage loan for the purpose of refinancing an existing mortgage with us in a given period, to (ii) total UPB of our clients that paid off their existing mortgage as a result of refinancing their home in the same period.
(8)Excludes reverse mortgage loans of $295.7 million and $73.7 million as of December 31, 2023 and September 30, 2023, respectively.

GAAP to Non-GAAP Reconciliations
Reconciliation of Net (Loss) Income to Adjusted Net Income
(unaudited)

	Three Months Ended		Year Ended December 31,
(in millions, except per share amounts)	Dec 31, 2023	Sep 30, 2023	2023	2022
Net (loss) income attributable to Guild	$(93.0)	$54.2	$(39.0)	$328.6
Add adjustments:
Change in fair value of MSRs due to model inputs and assumption	122.3	(38.2)	84.0	(300.9)
Change in fair value of contingent liabilities and notes receivable due to acquisitions, net	1.2	(0.4)	2.1	(45.1)
Amortization of acquired intangible assets	2.0	2.0	8.0	8.0
Stock-based compensation	2.2	2.3	8.7	7.3
Tax impact of adjustments(1)	(22.1)	9.0	(15.6)	72.1
Adjusted Net Income	$12.5	$29.0	$48.0	$70.0
Weighted average shares outstanding of Class A and Class B Common Stock:
Basic	61.0	61.0	61.0	61.0
Diluted	61.0	61.9	61.0	61.4
Adjusted Diluted(2)	61.8	61.9	61.7	61.4

(Loss) earnings per share—Basic	$(1.52)	$0.89	$(0.64)	$5.39
(Loss) earnings per share—Diluted	$(1.52)	$0.88	$(0.64)	$5.35
Adjusted Earnings Per Share—Basic	$0.21	$0.48	$0.79	$1.15
Adjusted Earnings Per Share—Diluted	$0.20	$0.47	$0.78	$1.14
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Amounts may not foot due to rounding
(1)Estimated effective tax rate used was 17.3%, 26.3%, 15.2% and 21.8% for the three month periods ended December 31, 2023 and September 30, 2023 and the year ended December 31, 2023 and 2022, respectively.
(2)Adjusted diluted weighted average shares outstanding of Class A and Class B Common Stock for the three months and year ended December 31, 2023 includes 0.7 million potential shares of Class A common stock related to unvested RSUs that were excluded from the calculation of GAAP diluted loss per share because they were anti-dilutive. There were no adjustments for the three months ended September 30, 2023 and for the year ended December 31, 2022.

Reconciliation of Net (Loss) Income to Adjusted EBITDA
(unaudited)

	Three Months Ended		Year Ended December 31,
(in millions)	Dec 31, 2023	Sep 30, 2023	2023	2022
Net (loss) income	$(93.1)	$54.2	$(39.1)	$328.6
Add adjustments:
Interest expense on non-funding debt	3.2	3.0	11.6	6.7
Income tax (benefit) expense	(26.2)	19.3	(7.0)	91.4
Depreciation and amortization	3.5	3.7	14.6	15.5
Change in fair value of MSRs due to model inputs and assumptions	122.3	(38.2)	84.0	(300.9)
Change in fair value of contingent liabilities and notes receivable due to acquisitions, net	1.2	(0.4)	2.1	(45.1)
Stock-based compensation	2.2	2.3	8.7	7.3
Adjusted EBITDA	$13.2	$43.9	$74.8	$103.5
Reconciliation of Return on Equity to Adjusted Return on Equity
(unaudited)

	Three Months Ended		Year Ended December 31,
($ in millions)	Dec 31, 2023	Sep 30, 2023	2023	2022
Income Statement Data:
Net (loss) income attributable to Guild	$(93.0)	$54.2	$(39.0)	$328.6
Adjusted Net Income	$12.5	$29.0	$48.0	$70.0

Average stockholders’ equity	$1,230.2	$1,264.2	$1,216.4	$1,084.7
Return on equity	(30.2%)	17.2%	(3.2%)	30.3%
Adjusted Return on Equity	4.1%	9.2%	3.9%	6.4%
Reconciliation of Book Value Per Share to Tangible Net Book Value Per Share
(unaudited)

(in millions, except per share amounts)	December 31, 2023	December 31, 2022
Total stockholders' equity	$1,183.5	$1,249.3
Less: non-controlling interests	0.3	0.1
Total stockholders' equity attributable to Guild	$1,183.2	$1,249.2
Adjustments:
Intangible assets, net	(25.1)	(33.1)
Goodwill	(186.2)	(176.8)
Tangible common equity	$971.9	$1,039.4

Ending shares of Class A and Class B common stock outstanding	61.1	60.9

Book value per share	$19.36	$20.51
Tangible Net Book Value Per Share(1)	$15.90	$17.06
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(1)Tangible Net Book Value Per Share uses the same denominator as book value per share.